Exhibit (a)(5)(iv)

Contact(s):	Deborah Hellinger	Krista Bessinger
	Oracle Corporate Communications	Oracle Investor Relations
	+1.650.506.5158	+1.650.506.4073
	deborah.hellinger@oracle.com	investor_us@oracle.com

Oracle Extends Tender Offer

Extends Offer Through June 20, 2006

REDWOOD SHORES, Calif., June 7, 2006—Oracle (NASDAQ: ORCL) today announced that it has extended its previously announced tender offer for all of the common stock of Portal Software, Inc. (OTC BB: PRSF.PK) until 12:00 midnight, New York City time on Tuesday, June 20, 2006. The tender offer was previously set to expire at 12:00 midnight New York City time on Tuesday, June 6, 2006.

As of midnight on June 6, 2006, approximately 23.2 million shares had been tendered in and not withdrawn from the offer.

About Oracle

Oracle (NASDAQ: ORCL) is the world’s largest enterprise software company. For more information about Oracle, please visit our Web site at www.oracle.com.

About Portal Software

Portal is the leading worldwide provider of billing and Revenue Management solutions for the global communications and media markets. The company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems.

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Trademarks

Oracle, JD Edwards, PeopleSoft, and Siebel are registered trademarks of Oracle Corporation and/or its affiliates. PORTAL, and the PORTAL LOGO are trademarks or registered trademarks in the United States and in other countries, all owned by Portal Software, Inc. or its subsidiaries. Other names may be trademarks of their respective owners.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY PORTAL SOFTWARE’S COMMON STOCK IS ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT ORACLE CORPORATION, ORACLE SYSTEMS CORPORATION AND POTTER ACQUISITION CORPORATION FILED ON APRIL 25, 2006 AND AS SUBSEQUENTLY AMENDED. STOCKHOLDERS SHOULD READ THE OFFER TO PURCHASE AND RELATED MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS CAN OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV FROM MACKENZIE PARTNERS, THE INFORMATION AGENT FOR THE OFFER, OR FROM ORACLE CORPORATION.